Exhibit 10.3
LANCE, INC.
2007 Three-Year Performance Incentive Plan for Officers

Purposes and Introduction	The 2007 Three-Year Performance Incentive Plan for Officers provides for Performance Awards under the Lance, Inc. 2007 Key Employee Incentive Plan (the “Incentive Plan”). Except as otherwise expressly defined herein, capitalized terms shall be as defined in the Incentive Plan.

The primary purposes of the 2007 Three-Year Performance Incentive Plan for Officers (the “2007 Plan”) are to:

• Align executives’ interests with those of stockholders by linking a substantial portion of compensation to the Company’s average Return on Capital Employed (ROCE) over three fiscal years based on the Company’s 2007-2009 Operating Plan.

• Provide a way to attract and retain key executives and managers who are critical to Lance’s future success.

• Provide competitive total compensation for executives and managers commensurate with Company performance.

To achieve the maximum motivational impact, performance measures, Plan goals and the awards that will be received for meeting those goals will be communicated to participants as soon as practical after the 2007 Plan is approved by the Compensation Committee of the Board of Directors.

Each participant will be assigned a Target Incentive, stated as a percent of base salary. The Target Incentive Awards, or a greater or lesser amount, will be granted after the end of the three fiscal years, 2007 through 2009 (the “Performance Period”), based on the attainment of predetermined goals.

For 2007, participants will be eligible to earn incentive awards based on the Company’s three-year average ROCE against specific goals as described below.

• ROCE is calculated for each fiscal year during the Performance Period as follows:

(Net Income + Interest Expense) x (1 — Tax Rate) Average Equity + Average Net Debt

Tax Rate for ROCE shall be the Company’s actual total effective income tax rate.

Average Net Debt shall be the Company’s average debt less average cash.

Average amounts for ROCE shall be calculated on a 12-month basis.

Base salary shall be the annual rate of base compensation for the 2007 fiscal year which is set no later than April of such fiscal year; provided that for any award intended to satisfy the Performance-Based Exception, base salary shall be the annual rate of base compensation for the fiscal year which is set no later than March 31 of such fiscal year.

Performance Period	The period over which performance will be measured is the Company’s three fiscal years, 2007 through 2009.

Eligibility and Participation	Eligibility in the Plan is limited to Executive Officers and managers who are key to Lance’s success. The Compensation Committee will review and approve participants nominated by the President and Chief Executive Officer. Participation in the 2007 Plan does not guarantee participation in any subsequent long-term incentive plans but will be reevaluated and determined on an annual basis.

Attachment A includes the list of 2007 Plan participants approved by the Compensation Committee on February 8, 2007.

Target Incentives and Performance Measures	Each participant will be assigned a Target Incentive expressed as a percentage of his or her base salary. Participants may be assigned to a Performance Tier by position, by salary level or based on other factors as determined by the President and Chief Executive Officer. If the duties of a participant change significantly during the Performance Period, the President and Chief Executive Officer, with the approval of the Compensation Committee, may change the Target Incentive for such participant for the remaining portion of the Performance Period on a pro rata basis.

The 2007 through 2009 financial performance measure for the Company as a whole is shown below. Specific goals and related payouts are also shown below.

	Threshold	Target	Maximum
Lance, Inc. average ROCE	11.0%	12.0%	14.0%
Award Level Funded	50%	100%	400%

Percent of payout will be determined on a straight line basis between Threshold and Target and between Target and Maximum. There will be no payouts unless the Threshold performance measure is reached.

The performance measure will be communicated to each participant as soon as practicable after it has been established. Final Target Incentive Awards will be calculated after the Compensation Committee has reviewed the Company’s audited financial statements for 2007 through 2009 and determined the performance level achieved.

The following definitions for the terms Maximum, Target and Threshold should help set the goals for the Performance Period, as well as evaluate the payouts:

• Maximum: Excellent; deserves payout above Target

• Target: Normal or expected performance; deserves Target payout

• Threshold: Lowest level of performance deserving a payout

Attachment A lists the Target Incentives for each participant for the 2007 Plan as determined by the Compensation Committee. Target Incentives will be communicated to each participant as close to the beginning of the year as practicable, in writing. Target Incentives will be calculated by multiplying each participant’s base salary by the appropriate Performance Tiers and percentages, as described below.

Percentage of Base Salary
Performance Tier	for 2007-2009 Target Incentives
1 2 3	30% 25% 20%

Final awards will be calculated, paid and granted after the Compensation Committee has reviewed the Company’s audited financial statements for 2007 through 2009 and determined the performance levels achieved.

Awards	Each participant shall receive cash equal to 50% in value of his or her award and 50% in value will be in shares of Common Stock, except that the President and Chief Executive Officer will receive cash equal to 100% in value of his award and no shares of Common Stock.

The number of shares of the Company’s Common Stock granted will equal the applicable dollar value divided by the closing price for the Company’s Common Stock on the date of grant. The shares of Common Stock will be fully vested on the date of grant.

For purposes of the 2007 Plan, the date of grant of shares of Common Stock will be the date established by the Compensation Committee after the applicable performance level has been determined.

Form and Timing of Awards	Awards will be made as soon as practicable after performance measures are calculated and approved by the Compensation Committee. All awards will be rounded to the nearest multiple of $100 or up to the next whole share, as the case may be.

Change In Status	An employee hired into an eligible position during the Performance Period may participate in the 2007 Plan for the balance of the Performance Period on a pro rata basis.

Certain Terminations of Employment	In the event a participant voluntarily terminates employment (other than Retirement) or is terminated involuntarily before the end of the Performance Period, the participant shall not receive any award hereunder. In the event of death, Disability or Retirement before the end of the Performance Period, any award will be determined after the end of the Performance Period based on actual performance and paid out on a pro rata basis all in cash.

If the participant’s employment terminates after the end of the Performance Period but before the applicable grant date, then the participant will receive the award based on the performance results and paid out all in cash.

Change In Control	In the event of a Change in Control, pro rata payouts will be made all in cash at the greater of (1) Target Incentive or (2) actual results for the completed fiscal years preceding the Change in Control, with such pro ration based on the number of days in the Performance Period preceding the Change in Control. Payouts will be made within 30 days after the relevant transaction has been completed.

Withholding	The Company shall withhold from awards any Federal, foreign, state or local income or other taxes required to be withheld.

Communications	Progress reports should be made to participants annually, showing performance results.

Executive Officers	Notwithstanding any provisions to the contrary above, participation, awards and prorations for Executive Officers, including the President and Chief Executive Officer, shall be approved by the Compensation Committee.

Stockholder Approval	The 2007 Plan and the awards hereunder are made pursuant to the Incentive Plan, which is subject to approval by the Company’s stockholders at the Annual Meeting of Stockholders to be held on April 26, 2007. Any award made under the 2007 Plan before the Incentive Plan is approved by the Company’s stockholders is conditioned upon such approval and will be null and void if the Incentive Plan is not so approved.

Governance	The Compensation Committee of the Board of Directors of Lance, Inc. is ultimately responsible for the administration and governance of the Plan. Actions requiring Committee approval include final determination of plan eligibility and participation, identification of performance measures and goals, final award components and determination and amendments to the Plan. The Committee shall adjust any award due to extraordinary events such as acquisitions, dispositions, required accounting adjustments or similar events, all as specified in Section 11(d) of the Incentive Plan. The decisions of the Committee shall be conclusive and binding on all participants.

Attachment A
2007 Three-Year Performance Incentive Plan for Officers

		Award	Target
Name	Title	Percentage	Incentive

David V. Singer	President and Chief Executive Officer	30%		$165,000

R. D. Puckett	Executive Vice President, Chief Financial Officer and Secretary	25%		$91,875

Glenn A. Patcha	Senior Vice President — Sales and Marketing	* %	$	*

E. D. Leake	Vice President — Human Resources	25%		$56,250

F. I. Lewis	Vice President — Sales	25%		$66,300

B. W. Thompson	Vice President — Supply Chain	25%		$68,750

M. E. Wicklund	Controller and Assistant Secretary	* %	$	*
*	Amounts are omitted for participants other than the Chief Executive Officer, the Chief Financial Officer and the executive officers who were named in the Summary Compensation Table of the Company’s Proxy Statement for the 2007 Annual Meeting of Stockholders.